Filed Pursuant to Rule 424(b)(3)

File No. 333-268652

PROSPECTUS

25,000,000 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein (the “selling stockholders”) of up to 25,000,000 shares of common stock, par value $0.0001 per share, of Compass Therapeutics, Inc., privately issued to the selling stockholders on November 4, 2022 in connection with the securities purchase agreement, dated as of November 2, 2022, by and among Compass Therapeutics, Inc. and the selling stockholders. We are registering the offering and resale of common stock pursuant to this prospectus in order to satisfy the registration rights we have granted to the selling stockholders pursuant to a registration rights agreement dated as of November 2, 2022 (the “Registration Rights Agreement”), by and among Compass Therapeutics, Inc. and the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell the shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through the means described in this prospectus under the caption “Plan of Distribution”. The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the selling stockholders, see the section entitled “Selling Stockholders” on page 13 of this prospectus. Pursuant to the Registration Rights Agreement, we have agreed to bear all registration expenses relating to the registration of these shares, subject to certain limitations. The selling stockholders will pay or assume all discounts, commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals, if any, incurred for the sale of these shares.

Our common stock is currently trading on the Nasdaq Capital Market under the stock symbol CMPX. On November 30, 2022, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $4.11 per share. Our principal executive office is located at 80 Guest Street, Suite 601, Boston, Massachusetts 02135.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read the entire prospectus and any amendments or supplements, in addition to the documents we have referred you to in this prospectus under the caption “Where You Can Find More Information”, before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Emerging Growth Company”.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 2 of this prospectus and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of common stock covered by this prospectus. We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the SEC. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where such offer or sale is not permitted. Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

All references to “Compass OpCo” refer to Compass Therapeutics LLC, a privately held Delaware limited liability company and our direct, wholly owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Compass Therapeutics, Inc. (formerly named Olivia Ventures, Inc.) together with its wholly-owned subsidiary, Compass OpCo.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our annual report on Form 10-K for the fiscal year ended December 31, 2021, which is on file with the SEC and is incorporated herein by reference, (ii) our quarterly reports on Form 10-Q for the quarters ended September 30, 2022, June 30, 2022, and March 31, 2022, which are incorporated by reference into this prospectus, and (iii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our future clinical trials, and the reporting of data from those trials;

●	our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and sales strategy;

●	the expected potential benefits of strategic collaborations with third parties and our ability to attract collaborators with development;

●	regulatory and commercialization expertise;

●	our estimates of the number of patients in the United States who suffer from the diseases we are targeting and the number of patients that will enroll in our clinical trials;

●	the size of the market opportunity for our product candidates in each of the diseases we are targeting;

●	our ability to expand our product candidates into additional indications and patient populations;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy, and therapeutic effects of our product candidates;

●	the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for our product candidates for various diseases;

●	our ability to obtain and maintain regulatory approval of our product candidates;

●	the effects of rising inflation rates and the impact on operating costs, liquidity and access to credit on any of the foregoing or other aspects of our business operations;

●	our plans relating to the further development and manufacturing of our product candidates, including additional indications that we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and the outcome of our ongoing arbitration proceedings;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

●	our financial performance;

●	the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements;

●	our expectations regarding the period during which we will qualify as an emerging growth company; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors”.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement, any related free writing prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any updates to those risk factors in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and any amendment or update thereto reflected in subsequent filings for the SEC and incorporated by reference in this prospectus in their entirety before making an investment decision.

Overview

We are a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Our scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Our pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. We plan to advance our product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data.

Recent Developments

PIPE Financing

On November 2, 2022, we and the selling stockholders named herein entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which we agreed to sell and issue to the selling stockholders in a private investment in public equity (“PIPE”) offering an aggregate of 25,000,000 shares of our common stock at a purchase price of $3.21 per share (the “Private Placement”). The gross proceeds to us from the Private Placement were $80.3 million, before deducting fees to the placement agents and other offering expenses payable by us. This transaction closed on November 4, 2022. In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we granted certain customary registration rights, including piggyback registration rights, with respect to the shares of common stock acquired by the selling stockholders in the Private Placement, subject to cut-back provisions and other terms and conditions of the Registration Rights Agreement.

Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the prior June 30, if we have total annual gross revenue of approximately $1.235 billion or more during any fiscal year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise generally applicable to public companies. These provisions include:

•

only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced disclosure and other requirements, and thus the information we provide stockholders may be different than you might receive or obtain from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Information

We were incorporated as Olivia Ventures, Inc. in the State of Delaware on March 20, 2018. On June 17, 2020, a wholly-owned subsidiary of ours merged with and into Compass OpCo, a private limited liability company formed in 2014. Following the Merger, Compass OpCo was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding common and preferred membership interests of Compass OpCo were converted into shares of our common stock. On June 17, 2020, we changed our name to Compass Therapeutics, Inc. As a result of the Merger, we acquired the business of Compass OpCo and we will continue the existing business operations of Compass OpCo as a public reporting company under the name Compass Therapeutics, Inc.

Our principal executive offices are located at 80 Guest Street, Suite 601, Boston, Massachusetts 02135, and our telephone number is (617) 500-8099.

Our website is www.compasstherapeutics.com. Our Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website. The SEC maintains a website that contains proxy and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by selling stockholders	Up to 25,000,000 shares

Common stock outstanding as of November 7, 2022 prior to and immediately after giving effect to the shares that may be offered pursuant to this prospectus	126,191,473 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Offering price

The selling stockholders will offer the shares of common stock offered by this prospectus at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

Risk factors

You should read the “Risk Factors” section of this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any updates to those risk factors in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and any amendment or update thereto reflected in subsequent filings for the SEC and incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“CMPX”

The number of shares of common stock is based on an aggregate of 126,191,473 shares issued and outstanding as of November 7, 2022 and excludes 7,826,909 shares of common stock reserved under the 2020 Incentive Plan, from which options to purchase an aggregate of 5,599,569 shares of common stock, at a weighted-average exercise price of $3.97 per share, have been granted and remain unexercised and 1,200,000 restricted stock units (“RSUs”) granted under the 2020 Incentive Plan at a weighted-average exercise price of $3.83 per share.

When we refer to the selling stockholders in this prospectus, we are referring to the entities named in this prospectus as the selling stockholders and, as applicable, any pledgee, assignee, permitted transferee or other successor-in-interest selling shares of common stock received after the date of this prospectus from the selling stockholders as a pledge, assignment or other transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

Pursuant to the Registration Rights Agreement, we have agreed to bear all registration expenses relating to the registration of these shares, subject to certain limitations. The selling stockholders will pay or assume all discounts, commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals, if any, incurred for the sale of these shares.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer the shares of common stock offered by this prospectus at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock might not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See the section entitled “Plan of Distribution” for more information.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, each of par value $0.0001 per share. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of November 7, 2022, we had 126,191,473 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board of directors from time to time may determine, subject to any preferential dividend rights of any preferred stock then outstanding. Holders of common stock are entitled to one vote for each share held of record for the election of directors and on all matters submitted to a vote of stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights and no sinking fund provisions are applicable to our common stock. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after the payment of all our debts and other liabilities, subject to the preferential rights of any Preferred Stock then outstanding. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as may be determined by our board of directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of our company without further action by the stockholders.

Other than in connection with shares of preferred stock, which preferred stock is not currently designated nor contemplated by us, and the division of our board of directors into three classes with staggered three-year terms, we do not believe that any provision of our amended and restated certificate of incorporation or amended and restated bylaws would delay, defer or prevent a change in control.

Other Convertible Securities

As of the date hereof, other than the securities described above, we do not have any outstanding convertible securities.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: (i) acquisition of us by means of a tender offer (ii) acquisition of us by means of a proxy contest or otherwise, or (iii) removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. In addition, our directors may not be removed without cause, and removal of our directors for cause will require a supermajority (66 2/3%) stockholder vote. For more information on the classified board of directors, see the section titled “Management—Board Composition”. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders, (iii) any action asserting a claim against our company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim against our company governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternate forum, the United States District Court for the District of Massachusetts is the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, as our principal executive office is located Cambridge, Massachusetts. Although our amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Amendment of Charter and Bylaw Provisions

The amendment of any of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws, except for the provision making it possible for our board of directors to issue convertible preferred stock, would require a supermajority (66 2/3% and majority of the minority, if applicable) stockholder vote.

The provisions of the DGCL, our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

We have appointed American Stock Transfer & Trust Company to serve as transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below from time to time of up to 25,000,000 shares of common stock. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The selling stockholders acquired the 25,000,000 shares of common stock offered by this prospectus pursuant to the Securities Purchase Agreement entered into in connection with the Private Placement. These shares were issued in the Private Placement as “restricted securities” in reliance upon exemptions from registration requirements pursuant to Section 4(a)(2) under the Securities Act, and the rules promulgated thereunder. The shares acquired by the selling stockholders in the Private Placement are being registered pursuant to this prospectus in satisfaction of the registration rights granted to the selling stockholders pursuant to the Registration Rights Agreement entered into in connection with the Private Placement. The amount of shares received by the selling stockholders have in each case been rounded down to the nearest share.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes list the selling stockholders and provide other information regarding the beneficial ownership of the shares of common stock that may be sold by each of the selling stockholders as of November 7, 2022, which are based in part on information supplied to us by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below and some shareholders may have sold some or all of their shares.

	Shares of Common Stock Beneficially Owned Before the Offering		Maximum Shares of Common Stock Being Offered(1)	Shares of Common Stock Beneficially Owned After the Offering(1)(2)
Name of Selling Stockholders	Number	Percentage(2)		Number	Percentage
Commander Aggregator, LP (3)	7,788,150	6.2%	7,788,150	-	-
Blackstone Annex Master Fund L.P. (4)	3,115,260	2.5%	3,115,260	-	-
CDK Associates, L.L.C. (5)	2,928,345	2.3%	2,928,345	-	-
Janus Henderson Biotech Innovation Master Fund Limited (6)	5,499,127	4.4%	2,336,400	3,162,727	2.5%
Braidwell Partners Master Fund LP (7)	4,477,309	3.5%	1,557,630	2,919,679	2.3%
Vivo Opportunity Fund Holdings, L.P. (8)	3,557,630	2.8%	1,557,630	2,000,000	1.6%
Baker Brothers Life Sciences, L.P. (9)	1,398,946	1.1%	1,398,946	-	-
Adage Capital Partners, L.P. (10)	5,774,800	4.6%	1,168,200	4,606,600	3.7%
Alyeska Master Fund, L.P. (11)	545,170	*	545,170	-	-
DAFNA Lifescience LP (12)	550,996	*	413,511	137,485	*
OrbiMed Capital GP V LLC (13)	22,362,850	17.7%	402,000	21,960,850	17.4%

DS Liquid Div RVA MON LLC (14)	316,484	*	316,484	-	-
HUDSON BAY MASTER FUND LTD (15)	311,500	*	311,500	-	-
Monashee Solitario Fund LP (14)	224,974	*	224,974	-	-
Third Street Holdings, LLC (15)	186,915	*	186,915
Monashee Pure Alpha SPV I LP (14)	167,923	*	167,923	-	-
667, L.P. (9)	158,684	*	158,684	-	-
BEMAP Master Fund Ltd (14)	156,122	*	156,122	-	-
DANFA Lifescience Select LP (12)	182,268	*	131,659	50,609	*
Monashee Managed Account SP (14)	62,449	*	62,449	-	-
Mission Pure Alpha LP (14)	49,848	*	49,848	-	-
Bespoke Alpha MAC MIM LP (14)	22,200	*	22,200	-	-

*	Less than 1%

(1)	Assumes the sale of all shares able to be offered by each selling shareholder under this prospectus and only those shares.
(2)	Applicable percentage ownership is based on 126,191,473 shares of our common stock outstanding as of November 7, 2022.
(3)

Commander Aggregator, LP is a wholly-owned subsidiary of Enavate Sciences, LP. Enavate Sciences GP, LLC is the sole general partner of each of Enavate Sciences, LP and Commander Aggregator, LP. Enavate Sciences Holdings, LLC is the sole and managing member of Enavate Sciences GP, LLC. Patient Square Equity Advisors, LP is the sole and managing member of Enavate Sciences Holdings, LLC, and has delegated all investment decisions with respect to the common stock directly held by Commander Aggregator, LP, including voting and dispositive power, to the board of managers of Enavate Sciences Holdings, LLC (the “Holdings Board”). All voting and investment decisions with respect to the shares of common stock directly held by Commander Aggregator, LP are made by a majority of the votes of the Holdings Board. As of the date of this prospectus, the members of the Holdings Board consist of Jim Momtazee, Neel Varshney, Laura Furmanski and Jim Boylan, each of whom expressly disclaims beneficial ownership of the common stock. Mr. Boylan is a member of our board of directors. The address of each of the foregoing entities is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware 19801.

(4)

Blackstone Alternative Asset Management Associates LLC is the general partner of Blackstone Annex Master Fund L.P. (the “Annex Fund”). Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Annex Fund directly or indirectly controlled by it or him, but each (other than the Annex Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(5)

CDK Associates, L.L.C. (“CDK”) is managed by Caxton Corporation which is wholly-owned by Bruce Kovner. Accordingly, Bruce Kovner has voting and dispositive control over the securities held by CDK. The address of CDK is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

(6)

The shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for Janus Henderson Biotech Innovation Master Fund Limited (“JHBIF”) and has the ability to make decisions with respect to the voting and disposition of the shares. Under the terms of its management contract with JHBIF, Janus has overall responsibility for directing the investments of JHBIF in accordance with its investment objective, policies and limitations. JHBIF has one or more portfolio managers appointed by and serving at the pleasure of Janus to make decisions with respect to the voting and disposition of the shares. The address of each of JHBIF and Janus is 151 Detroit Street, Denver, Colorado 80206.

(7)

The general partner of Braidwell Partners Master Fund LP is Braidwell GP LLC. Braidwell Management LLC is the managing member of Braidwell GP LLC. Alex Karnal and Brian Kreiter are the managing members of Braidwell Management LLC and may be deemed to share voting and investment power with respect to the securities held by the selling shareholder. The address of the selling shareholder is c/o Braidwell GP LLC, One Harbor Point, 2200 Atlantic Street, Stamford, CT 06902.

(8)

Consists entirely of ordinary shares. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P. The voting members of Vivo Opportunity, LLC are Gaurav Aggarwal, Hongbo Lu, Kevin Dai, Frank Kung, and Michael Chang, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The address of the selling shareholder is 192 Lytton Avenue, Palo Alto, CA 94301.

(9)

Baker Brothers Life Sciences, L.P. Baker Bros. Advisors LP (the “Adviser”) is the investment adviser to 667, L.P. and Baker Brothers Life Sciences, L.P. (collectively the “Funds”) and has the sole voting and investment power with respect to the securities held by the Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (the “Adviser GP”) is the sole general partner of the Adviser and thus may be deemed to beneficially own the securities held by the Funds. The managing members of the Adviser GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the Funds. Julian C. Baker, Felix J. Baker, the Adviser and the Adviser GP disclaim beneficial ownership of all shares held by the Funds, except to the extent of their indirect pecuniary interest therein. The business address of the Adviser, the Adviser GP, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(10)

Adage Capital Partners, L.P. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of the shares held by Adage Capital Partners, L.P. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(11)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Aleyska Selling Holder”), has voting and investment control of the shares held by the Aleyska Selling Holder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Selling Holder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(12)

DAFNA Capital Management, LLC is the sole general partner of DAFNA Lifescience LP and DAFNA Lifescience Select LP, collectively, the DAFNA Funds. Nathan Fischel is the Chief Executive Officer and Fariba Ghodsian is the Chief Investment Officer of DAFNA Capital Management LLC and they may be deemed to have shared voting and investment power with respect to the securities held by the DAFNA Funds. Each of Dr. Fischel and Dr. Fariba disclaim beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for the DAFNA Funds, 10990 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

(13)

OrbiMed Capital GP V LLC, or GP V, is the general partner of OrbiMed Private Investments V-KA, LP, or OPI V. OrbiMed Advisors LLC, or OrbiMed, is the managing member of GP V. By virtue of such relationships, GP V and OrbiMed may be deemed to have voting and investment power over the shares held by OPI V and as a result may be deemed to have beneficial ownership of such shares. OrbiMed exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI V. Carl L. Gordon, a member of OrbiMed, is a member of our board. Each of GP V, OrbiMed and Dr. Gordon disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his pecuniary interest therein, if any.

(14)

Monashee Investment Management, LLC is the investment manager of BEMAP Master Fund Ltd, Monashee Pure Alpha SPV I LP, Monashee Solitario Fund LP, Bespoke Alpha MAC MIM LP, SFL SPV I LLC, DS Liquid Div RVA MON LLC, and Monashee Managed Account SP and, therefore, has full investment and voting power over the shares held by such funds. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the right to exercise investment and voting power on behalf of the Monashee Funds. Mr. Muller disclaims any beneficial ownership of the shares held by such funds.

(15)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(16)

Third Street is managed by Caxton Alternative Management LP, whereby Peter P. D’Angelo has voting and dispositive control over the securities held by the named selling stockholder. The address of Third Street is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. Subject to certain limitations, we will bear all fees and expenses incident to our obligation to register the shares of common stock, except that, if the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144 of the Securities Act;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Compass Therapeutics, Inc. and its subsidiaries as of and for the years ended December 31, 2021 and 2020 incorporated in this registration statement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. In accordance with SEC rules and regulations, this prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov or on our website at www.compasstherapeutics.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 80 Guest Street, Suite 601, Boston, Massachusetts 02135, (617) 400-8099.

INCORPORATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 18, 2022;

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the SEC on May 9, 2022, for the quarter ended June 30, 2022, as filed with the SEC on August 1, 2022, and for the quarter ended September 30, 2022, as filed with the SEC on November 9, 2022;

our definitive proxy statement on Schedule 14A, as filed with the SEC on April 28, 2022; and

our Current Reports on Form 8-K filed with the SEC on January 20, 2022, February 25, 2022, April 26, 2022, May 31, 2022, August 1, 2022, August 19, 2022, November 2, 2022, and November 29, 2022 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items).

The information incorporated by reference is an important part of this prospectus. In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Compass Therapeutics, Inc.

80 Guest Street

Suite 601

Boston, Massachusetts 02135

(617) 500-8099

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.compasstherapeutics.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.